Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2007, relating to the financial statements and financial highlights included in the December 31, 2006 Annual Report to Shareholders of Cohen & Steers Realty Focus Fund, Inc. (renamed Cohen & Steers Global Realty Shares, Inc on September 28, 2007), which Annual Report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Counsel & Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

September 28, 2007